ENERSYS

EMPLOYEE STOCK OPTION AGREEMENT
(3 Year Vesting Schedule)

UNDER THE 2023 EQUITY INCENTIVE PLAN

THIS EMPLOYEE STOCK OPTION AGREEMENT (this “Agreement”), dated as of ______, ____, is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A.    Participant is currently an employee of the Company or one of its Subsidiaries.
B.    The Company desires to (i) provide Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase Participant’s interest in the success of the Company by granting to Participant nonqualified stock options (the “Options”) to purchase shares of Common Stock (“Shares”).
C.    The grant of the Options is (i) made pursuant to the EnerSys 2023 Equity Incentive Plan (the “Plan”); (ii) made subject to the terms and conditions of this Agreement and Appendix A; (iii) made in the sole discretion of the Company’s Compensation Committee; and (iv) is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Options, or benefits in lieu of Options, even if Options have been granted in the past. These Options shall not be construed or interpreted in anyway as a component of a Participant’s base salary for services performed on the behalf of the Company, and Company employees are not required, as a condition of their employment, to accept any Options stated herein. Unless otherwise defined in this Agreement, any capitalized terms in this Agreement shall have the meaning ascribed to such terms in the Plan.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Options shall be subject to the Plan. The terms of the Plan and the Background provisions of this Agreement are hereby incorporated into this Agreement by reference~~.~~ and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern; except that in the event such a conflict or inconsistency relates to the prohibitions in Section 5 of this Agreement, then the definitions in this Agreement shall control.
“Competitive Product or Service” means the design, manufacture, importing, development, distribution, marketing, or sale of:
(a)    motive power batteries, chargers, products, and accessories (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, transportation applications, and other electric powered vehicles or machinery, as well as any software or technology related thereto), and each and every component thereof;
(b)    reserve power batteries, chargers, products, and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions, as well as any software or technology related thereto), and each and every component thereof;
(c)    stationary and DC power systems, battery management systems, power control systems, stored energy solutions, renewable energy power systems, energy pipelines, maintenance services, applications for computer and computer-controlled systems, specialty power applications, software monitoring and control systems, DC Fast Charge, and any products, accessories, software, technology, consulting services and/or turnkey services relating thereto (including the design, engineering, installation or service thereof), including each and every component thereof; and/or
(d)    any other product, service, software, or technology development of any kind or type that the Company or any of its Subsidiaries or Affiliates (i) now makes, designs, manufactures, imports, develops, distributes, markets, researches or sells, or (ii) makes, designs, manufactures, imports, develops, distributes, markets, researches or sells at any time during Participant’s employment with the Company and/or any of its Subsidiaries, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products, including but not limited to those used in space, defense, medical, transportation, industrial, or other stored energy solution applications, and/or hydrogen fuel cells.
“Competitor” means Participant or any other person or organization engaged in (or about to become engaged in) research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
“Confidential Information” means information that is created and used in the Company’s business (or that of any of its Subsidiaries) and which is not generally known by the public, including but not limited to: trade secrets proprietary or customized software and databases; manufacturing processes and methods, product formulas, research and development; new product plans; the Company’s confidential records (or those of any of its Subsidiaries) pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company and/or any of its Subsidiaries maintain as confidential. Participant specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Participant in the course of or as a result of Participant’s employment with the Company and/or any of its Subsidiaries. Confidential Information does not include information that is or may become known to Participant or to the public from sources outside the Company and/or any of its Subsidiaries and through means other than a breach of this Agreement or disclosed by Participant after written approval from the Company.
“Customer” means any person(s) or entity(ies) that, within twenty-four (24) months prior to the Last Day (defined below), Participant, directly or Indirectly (e.g., through employees whom Participant supervised): (a) provided products or services in connection with the Company’s business (or that of any of its Subsidiaries); and/or (b) provided written proposals concerning receiving products or services from the Company (and/or any of its Subsidiaries).
“Indirectly” means that Participant shall not assist others in performing business activities that Participant is prohibited from engaging in directly under this Agreement.
“Last Day” means Participant’s last day of employment with the Company and/or Subsidiaries regardless of the reason for Participant’s separation, including voluntary or involuntary. It does not encompass Participant’s direct employment between Company Subsidiaries and/or affiliates. As set forth below, such movement shall be deemed as unbroken and as continued employment under this Agreement and these covenants.
“Restricted Geographic Area” means the territory (i.e.: (i) country(ies), (ii) state(s), (iii) county(ies), or (iv) city(ies)) in which, during the twenty-four (24) months prior to the Last Day, Participant: (a) provided services on behalf of the Company and/or any of its Subsidiaries (or in which Participant supervised, directly or Indirectly, the servicing activities), and/or (b) solicited Customers or otherwise sold products services on behalf of the Company (or in which Participant supervised, directly or Indirectly, the solicitation or servicing activities related to such Customers).
“Restricted Period” means the period of Participant’s employment with the Company and/or any of its Subsidiaries and a period twelve (12) months after the Last Day. Participant recognizes that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position Participant holds at the Company and/or any of its Subsidiaries.
“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.
“Wrongful Competition” means  except as modified by the Wrongful Competition and/or Wrongful Solicitation Exceptions): During the Restricted Period and within the Restricted Geographic Area, Participant shall not, directly or Indirectly, perform the same or similar responsibilities Participant performed for the Company and/or any of its Subsidiaries during the twenty-four (24) months prior to the Last Day in connection with a Competitive Product or Service. Notwithstanding the foregoing, Participant may accept employment with a Competitor whose business is diversified, provided that: (a) Participant shall not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives written assurances from the Competitor and Participant that are satisfactory to the Company that Participant shall not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Participant from investing Participant’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Participant’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
Wrongful Solicitation” means (except as modified by the Wrongful Competition and/or Wrongful Solicitation Exceptions):
1.1.With respect to the non-solicitation and non-inducement of Customers:  During the Restricted Period and in connection with a Competitive Product or Service, Participant shall not directly or Indirectly: (i) solicit or attempt to solicit any Customer; or (ii) induce or encourage any Customer to terminate a relationship with the Company and/or any of its Subsidiaries or otherwise to cease accepting services or products from the Company and/or any of its Subsidiaries; and/or
1.2.With respect to the non-solicitation and non-inducement of employees:  During the Restricted Period, Participant shall not directly or Indirectly: (i) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees or former employees (or those of any of Company’s Subsidiaries) with whom Participant worked, had business contact, or about whom Participant gained non-public or Confidential Information (“Employees or Former Employees”); (ii) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company and/or any of its Subsidiaries or find employment or work with another person or entity; (iii) provide or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (iv)

provide or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (v) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company and/or any of its Subsidiaries at the time of the attempted recruiting or hiring, but were employed by or working for the Company and/or any of its Subsidiaries in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference; and/or
1.3.With respect to the non-interference of vendors and suppliers:  During the Restricted Period, Participant shall not directly or Indirectly interfere with the Company’s relationships (or that of any of its Subsidiaries) with its vendors or suppliers in any way that would impair the Company’s relationship (or that of any of its Subsidiaries) with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company and/or any of its Subsidiaries.
    “Wrongful Competition and/or Wrongful Solicitation Exceptions” mean:
(1)State of Washington Exceptions.  If any Participant is employed in the State of Washington: (a) all references to “the Company” shall be replaced with “Employer”; and (b) any section in this Agreement that is determined to be a non-competition covenant under Washington law for Washington-based employees is only effective and enforceable once Participant earns more than the annual statutory compensation minimum, on an annualized basis, for the enforcement of non-competition covenants as found in Title 49 RCW.  Participant further agrees that all terms of this Agreement that are determined to be non-solicitation agreements under applicable Washington law shall be enforceable regardless of how much Participant earns in compensation.  The annual statutory compensation minimum for the enforcement of non-competition covenants shall not affect the enforceability of any other term of this Agreement.  Further, Participant acknowledges and agrees that no term of this Agreement shall be deemed a non-competition covenant if this Agreement is entered into by a person purchasing or selling the goodwill of a business or otherwise acquiring or disposing of an ownership interest.
(2)This definition of “Restricted Geographic Area” is amended for any Washington-based Participant:
“Restricted Geographic Area” means the territory in which, during the twenty-four (24) months prior to the Last Day, Participant: (a) provided services on behalf of the Company and/or any of its Subsidiaries (or in which Participant supervised the servicing activities), and/or (b) solicited Customers or otherwise sold products or services on behalf of the Company (or in which Participant supervised the solicitation or servicing activities related to such Customers).
(3) State of Colorado Exceptions. For all Participants employed in the State of Colorado: the non-competition covenant is only effective and enforceable once you earn, both at the time you enter the agreement and enforcement, at least or greater than the Highly Compensated Worker threshold under Colorado law. The nonsolicitation covenant, with the exception of the employee nonsolicitation provision, is only effective and enforceable once you earn, both at the time you enter the agreement and enforcement, at least or greater than sixty percent (60%) of the Highly Compensated Worker threshold under Colorado law. Furthermore, the restrictions on your conduct and activities contained in the noncompetition and nonsolicitation covenants, with the exception of the employee nonsolicitation provision, are limited only to such activities which will involve inevitable use, disclosure, or misappropriation of, or near-certain influence by Participant’s knowledge of, Trade Secrets disclosed to Participant during the course of employment with the Company. For Colorado Participants, the Wrongful Competition and Wrongful Solicitation provisions of this Agreement shall be effective fourteen (14) days after you sign this Agreement. All other provisions of this Agreement shall be effective upon your signing this Agreement.
(4)General Exceptions. Participant understands that Participant’s non-compete and/or non-solicitation obligations in this Agreement shall not apply to Participant if Participant is covered under applicable state or local law prohibiting non-competes or non-solicits, including on the basis of Participant’s income at the time of enforcement. Examples of such prohibitions include, but are not limited to: California (Wrongful Competition and Wrongful Solicitation), the District of Columbia (Wrongful Competition for those earning under $150,000 during a consecutive 12-month period preceding the date of the Wrongful Competition), Illinois (low wage), Maryland (low wage), Oklahoma (Wrongful Competition), Minnesota (Wrongful Competition), North Dakota (Wrongful Competition and Wrongful Solicitation), Oregon (Non-Qualified Employee Under ORS 653.295), Rhode Island (low wage), and Virginia (low wage).
2.Restrictions on Transfer. Except as otherwise expressly provided in the Plan, none of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of a derivative transaction) to or with any third party otherwise than by will or the laws of descent and distribution and the Options shall be exercisable during Participant’s lifetime only by Participant.
3.Grant of Options. Participant is awarded the number of Options specified on the signature page hereof, at the Option Price indicated thereon. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle Participant to purchase, upon payment of the applicable Option Price in any manner provided by the Plan, one Share. The Shares issuable upon exercise of the Options are from time to time referred to herein as the “Option Shares.” For purposes of the Plan and this Agreement, the Date of Grant shall be as indicated on the signature page hereof. The Options shall be exercisable as provided in this Agreement.
4.Terms and Conditions of Options. The Options evidenced by this Agreement are subject to the following terms and conditions:
(a)Vesting. The Options shall vest and become exercisable as follows: one-third (1/3) of the Options shall vest and become exercisable on each of the first three anniversaries of the Date of Grant (each such one-third (1/3) of the Options which vest on each such anniversary shall be referred to herein as a “Tranche” and each such anniversary a Vesting Date) unless previously vested or forfeited in accordance with the Plan or this Agreement; provided, however, that to the extent then unvested, the Options shall immediately become vested and exercisable if:
i.Participant’s employment terminates due to death or Permanent Disability, or
ii.Participant’s employment terminates on or within two years after a Change in Control without Cause or for Good Reason.
Further, provided, in the event of Participant’s Retirement, a separate pro-rata portion of the Tranche of Options (to the extent then unvested) during which the Retirement occurs shall immediately become vested. The number of unvested Options that shall vest pro-rata upon Retirement shall be calculated by multiplying (A) the quotient obtained by dividing the number of completed months that Participant was employed by the Company or one of its Subsidiaries since the most recent Vesting Date, or if no Vesting Date has yet occurred the number of months since the Date of Grant, by 36, by (B) the number of Options subject to this Agreement (rounding up to the nearest whole number), provided however, that, the pro-rata portion that vests shall only become exercisable on the date the applicable portion of each such Tranche would have otherwise become vested under the schedule described above in this Section 4(a) absent such Retirement.
Notwithstanding the foregoing sentences, upon a Participant’s termination of employment for any reason, the Compensation Committee may, in its sole discretion, waive any requirement for vesting then remaining and permit, for a specified period of time consistent with the first sentence of Section 4(b) hereof the exercise of the Options prior to the satisfaction of such requirement. Any fractional Options that would result from application of this Section 4(a) shall be aggregated and shall vest on the first anniversary of the Date of Grant.
(b)Option Period. The Options shall expire (to the extent not previously exercised or forfeited) on, and shall not be exercisable, following the tenth (10th) anniversary of the Date of Grant. In addition, all Options shall be subject to earlier expiration as provided herein or in the Plan, as follows:
i.if Participant’s employment terminates due to death or, Permanent Disability or on or after a Change in Control without Cause or for Good Reason, Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) one year following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
ii.if Participant’s employment is terminated due to Retirement, Participant may exercise the Options, to the extent then vested and exercisable, at any time until the expiration date of the Options specified in this Section 4(b);
iii.if Participant’s employment is terminated by the Company without Cause prior to a Change in Control, Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) ninety (90) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
iv.if Participant voluntarily terminates employment with the Company, Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) sixty (60) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b); or
v.in the event of any other termination of Participant’s employment (including a termination by the Company for Cause), all of the Options (whether or not vested at the time of termination) shall, without any action on the part of any Person, immediately expire and be canceled without payment therefor.
Except as provided in Section 4(a) hereof or in the case of automatic vesting in connection with such termination event, upon termination of Participant’s employment with the Company or a Subsidiary for any reason, all Options which have not theretofore vested shall, without any action on the part of any Person, immediately expire and be canceled without any payment therefor.
(c)Exercise. Subject to the Company’s Policy on Insider Trading, and Sections 4(d), 4(f), and 7 hereof, Participant may exercise any or all of the Options, to the extent vested and not forfeited. The date of exercise of an Option shall be the date on which the conditions provided in Sections 4(d), 4(f), and 7 hereof are satisfied.

(d)Payment. At the time of any exercise, Participant shall pay to the Company the Option Price of the shares as to which this Option is being exercised by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of the Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include (i) cash; (ii) check or wire transfer; (iii) tendering (either actually or by attestation). Shares already owned by Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (iv) to the extent permitted by applicable law, Cashless Exercise; or (v) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise.
(e)Stockholder Rights. Participant shall have no rights as a stockholder with respect to any Shares issuable upon exercise of the Options until Participant has made payment pursuant to Section 4(d) and a certificate or certificates evidencing such shares shall have been issued to Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which Participant shall become the holder of record thereof.
(f)Limitation of Exercise. The Options shall not be exercisable unless the offer and sale of the Shares subject thereto have been registered under the 1933 Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.
(g)Delivery of Shares. As soon as practicable following the exercise of any Options, the appropriate number of Shares issued in connection with such exercise shall be issued by the Company’s transfer agent, in the name of Participant by (a) paper certificate delivered to Participant, or (b) electronic delivery to the Company’s representative broker.
(h)Dividends and Distributions. Any Shares or other securities of the Company received by Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such Shares or other securities.
(i)Special Exercise Provisions. Notwithstanding anything to the contrary in the Plan or in this Agreement, if Participant is employed or resides in China or Italy, then Participant shall only exercise the Options granted hereunder using the “Cashless Exercise” method as defined in the Plan and shall not have the right to use any other method otherwise permitted under this Agreement.
5.Wrongful Competition and Wrongful Solicitation. Participant understands and agrees that Participant shall not engage in Wrongful Competition or Wrongful Solicitation.
6.Confidential Information and Trade Secrets.
(a)Access and Use.  Participant expressly acknowledges and agrees that, by virtue of Employee’s employment with the Company or a Subsidiary and exercise of Participant’s duties for the Company or a Subsidiary, Participant will have access to and will use certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary business information and/or Trade Secrets of the Company or its Subsidiaries, all of which is the Company’s exclusive property. Accordingly, Participant agrees that Participant shall not, and shall not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company or its Subsidiaries; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for the Company or its Subsidiaries; and (c) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media.
(b)Duration of Confidential Information and Trade Secrets.  This obligation of non-disclosure and non-use shall last so long as the information remains confidential. Participant, however, understands that, if Participant primarily lives and works in any state requiring a temporal limit on non-disclosure clauses, Confidential Information shall be protected for no less than two (2) years following the Last Day. Participant also understands that Trade Secrets are protected by statute and are not subject to any time limits. Participant also agrees to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if Participant has any questions about whether such information is protected information.
(c)Immunity under the Defend Trade Secrets Act of 2016.  Participant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under said Act.
(d)Additional Legal Exceptions to Non-Disclosure Obligations.  Nothing in this Agreement shall be construed to prevent disclosure of information generally obtained through the job, information available to the public, and/or information you have a right to disclose as may be required by applicable law or regulation, especially with respect to a Federal or State administrative agency, equivalent State agency, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. With respect to an order of a court of competent jurisdiction, Participant will promptly provide written notice to the General Counsel of the Company of any such order. If the Company chooses to seek a protective order or other remedy, Employee will cooperate fully with the Company. If the Company does not obtain a protective order or other remedy or waives compliance with certain provisions of this Agreement, Participant will furnish only that portion of the Confidential Information which, in the written opinion of counsel, is legally required to be disclosed and will use Participant’s best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Participant from: (a) exercising Participant’s rights under Section 7 of the National Labor Relations Act (NLRA) (including with respect to engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in protected conduct); (b) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).
(e)Return of Property. Participant agrees that upon the Last Day (or earlier if requested by the Company) to immediately return to the Company all property and information belonging to the Company or its Subsidiaries (in electronic or hard-copy form). Participant shall also disclose to Company any passwords for Participant’s computer or other access codes for anything associated with Participant’s employment with the Company and/or its Subsidiaries, and shall not delete or modify any property prior to its return to the Company. Participant also shall provide the Company with access to any personal computer, tablet, phone, external hard drives, flash drives, cloud-based storage platforms, or any other personal device or storage location with Company information, whether or not such information is designated as confidential or proprietary, so that Company may remove or delete any Company information.
7.Taxes. This Section 7 applies only to (a) those Participants who are U.S. employees, and (b) those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the vesting or exercise of the Options. The Company or a designated Subsidiary of the Company shall have the right, prior to the delivery of any certificates evidencing Shares to be issued pursuant to this Agreement, to require Participant to remit to the Company or such Subsidiary any amount sufficient to satisfy any applicable (federal, foreign, state, or local) tax withholding requirements. Prior to the Company’s or the designated Subsidiary’s determination of such withholding liability, Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company or such Subsidiary to withhold Shares that would otherwise be received by Participant (up to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company). Such election may be denied by the Compensation Committee in its discretion, or may be made subject to certain conditions specified by the Compensation Committee. The Company or its designated Subsidiary shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any applicable federal, foreign, state, or local taxes required to be withheld with respect to such payments.
8.No Obligation to Register. The Company shall be under no obligation to register any Option Shares as a result of the exercise of the Options pursuant to the Securities Act or any other federal or state securities laws.
9.Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Options granted under this Agreement or any Option Shares resulting the exercise thereof without the prior written consent of the Company or its underwriters.
10.Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Options by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any Option Shares resulting from the exercise of Options on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
11.Survival. This Agreement shall apply to and bind Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. All agreements, representations, and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to Participant of the Options and any Option Shares and shall continue in full force and effect. The terms of Section 5-7, 11, 12, 14, 16-20, and 22 shall expressly survive the forfeiture of any Options and the termination of this Agreement.

12.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to Participant, to Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading Pennsylvania, 19605, Attention: General Counsel (or to such other address as the Company shall have specified to Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
13.Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
14.Authority of the Administrator. The Compensation Committee shall have the full authority to interpret and construe the terms of the Plan and this Agreement including, but not limited to, making all determinations regarding eligibility, vesting, forfeiture and the calculation of the number of Options or Option Shares awarded or credited under this Agreement. The determination of the Compensation Committee as to any such matter of interpretation, construction or calculation shall be final, binding and conclusive.
15.Representations. Participant has reviewed with Participant’s own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
16.Investment Representation. Participant hereby represents and warrants to the Company that Participant, by reason of Participant’s business or financial experience (or the business or financial experience of Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect Participant’s own interests in connection with the transactions contemplated under this Agreement.
17.Relief, Remedies and Enforcement.  Participant acknowledges and agrees that a breach of any provision of this Agreement by Participant will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone shall not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by Participant, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Participant further agrees that should Participant breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it. Participant shall also pay the Company all reasonable costs and attorneys’ fees the Company incurred because of Participant’s breach of any provisions of this Agreement.
18.Entire Agreement; Language; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Notwithstanding the foregoing, Participant will continue to be bound by all prior agreements Participant entered into with the Company relating to confidentiality, trade secrets, wrongful competition, wrongful solicitation, and restrictive covenants (“Prior Restrictive Agreements”). This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and may be translated into one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. Subject to the following exceptions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, other than its conflicts of laws principles:
(a)State of Washington Choice of Law/Venue. For Participants employed by the Company in the State of Washington, the Wrongful Competition and Wrongful Solicitation covenants in this Agreement shall be construed according to the laws of the State of Washington, and any action arising out of or relating to those covenants may only be brought and prosecuted in the courts of the State of Washington or in the United States District Court for the Western District of Washington.
(b)State of California Choice of Law/Venue. For Participants employed by the Company in the State of California, the Wrongful Competition and Wrongful Solicitation covenants in this Agreement shall be construed according to the laws of the State of California, and any action arising out of or relating to this Agreement may only be brought and prosecuted in the courts of the State of California or in the United States District Court for the Northern District of California.
(c)State of Colorado Choice of Law/Venue. For Participants employed by the Company in the State of Colorado, the Wrongful Competition and Wrongful Solicitation covenants shall be construed according to the laws of the State of Colorado, and any action arising out of or relating to this Agreement may only be brought and prosecuted in the courts of the State of Colorado or in the United States District Court for the District of Colorado.

(d)State of Massachusetts Choice of Law/Venue. For Participants employed by the Company in the State of Massachusetts, the Wrongful Competition and Wrongful Solicitation covenants shall be construed according to the laws of the State of Massachusetts, and any action arising out of or relating to this Agreement may only be brought and prosecuted in the courts of the State of Massachusetts or in the United States District Court for the District of Massachusetts.

(e)State of Minnesota Choice of Law/Venue. For Participants employed by the Company in the State of Minnesota, the Wrongful Competition and Wrongful Solicitation covenants shall be construed according to the laws of the State of Minnesota, and any actions arising out of or relating to this Agreement may only be brought and prosecuted in the courts of the State of Minnesota or in the United States District Court for the District of Minnesota.

19.Severability and Reformation. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law. Furthermore, if any such restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.

20.Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 18 of the Plan) no such amendment shall impair the rights of Participant hereunder without Participant’s consent. To the extent the terms of Section 5 conflict with any prior agreement between the parties related to such subject matter, the terms of Section 5, to the extent more restrictive, shall supersede such conflicting terms and control. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
21.Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant acknowledges Participant has been advised by the Company to consult with an attorney (at Participant’s own expense) prior to signing this Agreement. Participant has read and understand the terms and provision thereof, and accepts the Options subject to all the terms and conditions of the Plan and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
22.Miscellaneous.
a.No Rights to Grants or Continued Employment. Participant acknowledges that the award granted under this Agreement is not an employment right, and is being granted at the sole discretion of the Compensation Committee. Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor this Agreement, or any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of Participant at any time.
b.Unfunded Plan. No Participant and no beneficiary or other persons claiming under or through Participant, shall have any right, title, or interest by reason of any award under the Agreement to any particular assets of the Company or any Subsidiary or other Affiliate, or any Common Stock allocated or reserved for the purposes of this Agreement or subject to any Option as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure satisfaction of the Company’s obligations under the Agreement or Plan.
c.No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
d.Assignment. The Company shall have the right to assign any or all of its rights, and by accepting these Options, Participant hereby consents to an assignment. The Company shall have the right to delegate any or all of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).

e.Adjustments. The Options shall be adjusted or terminated as contemplated by Section 16(a) of the Plan.
(a)Clawback Policy. The Options and any Option Shares shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time). Each payment in settlement of an Award will be delivered as described above and taxable upon delivery in accordance with applicable tax law, but for purposes of California Labor Code Section 221, the Colorado Wage Claim Act, and any successor provision, will not be considered “wages” and will not be considered “earned” until the end of the second complete calendar year following delivery of the payment. For purposes of the foregoing, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Participant's Shares, and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
23.Survival.  All wrongful competition, wrongful solicitation, and confidential information/trade secret obligations in this Agreement shall survive the Last Day and the termination or expiration of this Agreement, and no dispute regarding any other provisions of this Agreement or regarding Participant’s employment or the termination of Participant’s employment shall prevent the operation and enforcement of these obligations.
24.Transfer of Employment.  In the event of a transfer of Participant’s employment between Company affiliates, this Agreement shall continue in effect. The succeeding Company affiliate shall succeed to all rights of the prior Company affiliate under this Agreement, including the right to enforce this Agreement (so long as this Agreement has not otherwise been superseded).
25.Electronic Signature.  Participant agrees that the Company may enforce this Agreement with a copy for which Participant has provided an electronic signature, and that such electronic signature may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and Participant’s electronic signature shall be the same as, and shall have the same force and effect as, Participant’s written signature. By electronically accepting this Agreement, Participant agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

[REST OF PAGE LEFT INTENTIONALLY BLANK]

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Participant has executed this Agreement, both as of the day and year first above written.
ENERSYS

By:
Name: David M. Shaffer
Title: President & Chief Executive Officer

PARTICIPANT

____________________________________
Name:
Address:

Date Of Grant: _____________
Number of Options:     _______     Option Price: $ _____

APPENDIX A
to
Employee Stock Option Agreement
Under the 2023 Equity Incentive Plan

This Appendix A contains supplemental terms and conditions for awards of nonqualified stock options (“Options”) granted as of the Date of Grant set forth in the Agreement under the 2023 Equity Incentive Plan (the “Plan”) to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States.
Participant has also received the Agreement applicable to the Award set forth therein. The Agreement, together with this Appendix A and the Plan are the terms and conditions of the grant of Options set forth in the Agreement. To the extent that this Appendix A amends, deletes or supplements any terms of the Agreement, this Appendix A shall control. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement.
Section I of this Appendix A contains special terms and conditions that govern the Options outside of the United States. Section II of this Appendix A contains special terms and conditions that govern the Options in all countries, excluding Austria, Czech Republic, France, Germany, Italy, Poland, Spain, Sweden, Switzerland and United Kingdom. Section III of this Appendix A contains special terms and conditions that govern the Options in Austria, Czech Republic, France, Germany, Italy, Poland, Spain, Sweden, Switzerland and United Kingdom. Section IV of this Appendix A includes special terms and conditions in the specific countries listed therein.
This Appendix A may also include information regarding exchange controls, taxation of awards and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws concerning Options in effect as of July 1, 2024. Such laws are often complex and change frequently; the information may be out of date at the time Participant vests in or exercises the Options or sells shares acquired under the Plan. As a result, the Company strongly recommends that Participant should not rely on the information noted herein as the only source of information relating to the consequences of Participant's participation in the Plan.
In addition, this Appendix A is general in nature, does not discuss all of the various laws, rules and regulations which may apply to Participant's particular situation and the Company does not assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant's country apply to Participant's specific situation.
Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transferred employment after the Award was granted or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein will apply under these circumstances.
Section I. All Countries Outside the United States

1.    Nature of Grant. In accepting the Award, Participant acknowledges that:

(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(2)the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(3)all decisions with respect to future grants, if any, will be at the sole discretion of Company;

(4)Participant is voluntarily participating in the Plan;

(5)the Options and the underlying Shares subject to the Options are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary or Affiliate, and which is outside the scope of Participant's employment contract, if any;

(6)the Options and the underlying Shares subject to the Options are not intended to replace any pension rights, if any, or compensation;

(7)the Options and the underlying Shares subject to the Options, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary or Affiliate;

(8)the grant of the Options and Participant's participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(9)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(10)if Participant obtains Shares upon exercise of Participant's Options, the value of those shares acquired may increase or decrease in value;

(11)in consideration of the grant of the Options, no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of Participant's employment with the Company or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably release the Company and the Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant will be deemed irrevocably to have waived Participant's entitlement to pursue such claim;

(12)in the event of termination of Participant's employment (whether or not in breach of local labor laws), Participant's right to vest in the Options under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Compensation Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant's Award;

(13)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant's participation in the Plan, or Participant's acquisition or sale of Common Stock;

(14)Participant is hereby advised to consult with Participant's personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan;

(15)unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(16)neither the Company, any Subsidiary nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Options or of any amounts due to Participant pursuant to the exercise of the Options or the subsequent sale of any shares acquired upon exercise.

2.    Payment of Taxes. The following provisions supplement Section 7 of the Agreement entitled “Taxes.”
(1)Regardless of any action the Company or the Subsidiary/Affiliate that employs Participant (the “Employer”) takes with respect to any or all income tax, Participant’s portion of social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.
(2)Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Options to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(3)If Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(4)Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding in Shares to be issued or cash distributed upon exercise of the Options; (2) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (3) withholding from the proceeds of the sale of Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).
(5)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant shall be deemed to have been issued the full number of Shares issuable upon the exercise of the Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.
(6)Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with this obligation.
3.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence (and country of employment, if different), Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as Participant is considered to have “inside information” (as defined by the laws in the applicable country). The insider trading and/or market abuse laws may be different from any Company Insider Trading Policy. Participant personally is responsible for ensuring compliance with any applicable restrictions and should consult with Participant’s personal legal advisor for additional information about any applicable restrictions and Participant’s obligations.
4.    Foreign Asset/Account and Exchange Control Reporting. Participant’s country of residence (and country of employment, if different) may have certain exchange controls and foreign asset and/or account reporting requirements which may affect Participant’s ability to purchase or hold Shares under the Plan or receive cash from Participant’s participation in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of residence (and country of employment, if different). Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country of residence (and country of employment, if different). Further, Participant may be required to repatriate the Shares or proceeds acquired as a result of participating in the Plan to Participant’s country of residence (and country of employment, if different) through a designated bank/broker and/or within a certain time. Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with Participant’s personal legal advisor for additional information about such obligations.
5.    Compliance Obligations and Cooperation. As a condition to the grant of the Options, Participant agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in Participant’s country of residence (and country of employment, if different). In addition, Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates and Subsidiaries and/or the Employer, as may be required to allow the Company and its Affiliates and Subsidiaries or the Employer to comply with local laws, rules and regulations in Participant’s country of residence (and country of employment, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal obligations under local laws, rules and regulations in Participant’s country of residence (and country of employment, if different).

6.    Language. Participant acknowledges that Participant is sufficiently proficient in English, or, alternatively, Participant acknowledges that Participant will seek appropriate assistance, to understand the terms and conditions in the Agreement and Appendix A. Furthermore, if Participant has received the Agreement, Appendix A or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
7.    Foreign Asset/Account Reporting. Please be aware that Participant’s country of employment and/or residency may have certain foreign asset and/or account reporting requirements which may affect Participant's ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of employment and/or residency. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in Participant’s country. Participant acknowledges that Participant personally is responsible for being compliant with such regulations, and Participant should consult with Participant’s personal advisor for guidance on Participant's personal reporting obligations.
Section II.     All Countries Excluding Austria, Czech Republic, France, Germany, Italy, Poland, Spain, Sweden, Switzerland and United Kingdom
Data Privacy Consent.
(1)General. The Company is located at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries, at its sole discretion. In conjunction with the Company's grant of Options under the Plan and its ongoing administration of such Options, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Options, Participant expressly and explicitly consents to the personal data activities as described herein.

(2)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Personal Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for the collection, processing, usage and disclosure of Participant's Personal Data is Participant's consent.

(3)Stock Plan Administration Service Providers. The Company and the Employer transfer Participant's Personal Data to Shareworks by Morgan Stanley (Morgan Stanley), a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Personal Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(4)International Personal Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Personal Data to the United States of America is Participant's consent.

(5)Voluntariness and Consequences of Consent, Denial or Withdrawal. Participant's participation in the Plan and Participant's grant of consent hereunder is purely voluntary. Participant may deny or withdraw Participant’s consent at any time. If Participant does not consent, or if Participant later withdraws his or her consent, Participant may be unable to participate in the Plan. This would not affect Participant's existing employment or salary; instead, Participant merely may forfeit the opportunities associated with participation in the Plan.

(6)Personal Data Retention. Participant understands that Participant's Personal Data will be held only as long as is necessary to implement, administer and manage the Options and Participant's participation in the Plan. When the Company no longer needs Participant's Personal Data, the Company will remove it from its systems. If the Company retains Participant's Personal Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(7)Personal Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Personal Data that the Company possesses, (ii) rectify incorrect Personal Data concerning Participant, (iii) delete Participant's Personal Data, (iv) restrict processing of Participant's Personal Data, or (vi) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company's Legal Department at legal@enersys.com.
Section III.    Austria, Czech Republic, France, Germany, Italy, Poland, Spain, Sweden, Switzerland and United Kingdom
Data Privacy Notice.
(1)General. The Company is located at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries, at its sole discretion. In conjunction with the Company's grant of Options under the Plan and its ongoing administration of such Options, the Company is providing the following information about its data collection, processing and transfer practices, which Participant should carefully review.

(2)Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant's name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant's Personal Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for the collection, processing, usage and disclosure of Participant's Personal Data is to satisfy its contractual obligations under the terms of the Agreement and Appendix A, and to comply with applicable laws, rules and regulations.

(3)Stock Plan Administration Service Providers. The Company and the Employer transfer Participant's Personal Data to Shareworks by Morgan Stanley (Morgan Stanley), a broker firm/third party service provider based in the United States of America and engaged by the Company to assist with the implementation, administration and management of awards granted under the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share Participant's Personal Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for Participant to receive and trade Shares acquired under the Plan. Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of Participant's ability to participate in the Plan.

(4)International Personal Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. Participant should note that Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of Participant's Personal Data to the United States of America is to satisfy its contractual obligations under the terms and conditions of the Agreement and Appendix A.

(5)Personal Data Retention. Participant understands that Participant's Personal Data will be held only as long as is necessary to implement, administer and manage the Options and Participant's participation in the Plan. When the Company no longer needs Participant's Personal Data, the Company will remove it from its systems. If the Company retains Participant's Personal Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

(6)Personal Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Participant's Personal Data that the Company possesses, (ii) rectify incorrect Personal Data concerning Participant, (iii) delete Participant's Personal Data, (iv) restrict processing of Participant's Personal Data, or (vi) lodge complaints with the competent supervisory authorities in Participant's country of residence. To receive clarification regarding these rights or to exercise these rights, Participant can contact the Company's Legal Department at legal@enersys.com.
Section IV. Country-Specific Provisions

Argentina
Payment via Mandatory Cashless Exercise. Notwithstanding anything to the contrary in Section 4(d) of the Agreement, Participant may exercise the Options only by means of a Cashless Exercise whereby all of the Option Shares related to the Options being exercise shall be sold and Participant shall receive a cash payment in settlement of such exercised Options (for the sake of clarity, Participant shall not receive any actual Shares in connection with the Options being exercised). The Company reserves the right to eliminate the required use of the Cashless Exercise form of payment, in its sole discretion, and allow Participant to use another form of payment permitted under Section 4(d) of the Agreement.
Labor Law Acknowledgement. By accepting the Agreement, Participant acknowledges, understands and agrees that, for all legal purposes, the grant of the Option is made by the Company (not the Employer) in its sole discretion and that the value of the Options and any Shares acquired under the Plan shall not constitute salary or wages for any purposes under Argentine labor law including, but not limited to, the calculation of (i) any labor benefits including, without limitation, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments. If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, Participant acknowledges and agrees that such benefits shall not accrue more frequently than on an annual basis.
Securities Law Information. Neither the Options nor the underlying Shares shall be publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores or “CNV”). The offer is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other offering material related to the Options or the underlying Shares may be utilized in connection with any general offering to the public in Argentina. Argentine residents who acquire Options under the Plan do so according to the terms of a private offering made from outside Argentina.

Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. Participant is solely responsible for complying with any and all Argentine currency exchange restrictions, approvals and reporting requirements in connection with the vesting, exercise and settlement of the Options, the subsequent sale of any Shares acquired pursuant to the Options and the receipt of any dividends paid on such Shares. Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. If Participant holds Shares as of December 31 of any year, Participant is personally required to report the holding of the Shares on Participant’s personal tax return for the relevant year. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Austria
Exchange Control Information. If Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside of Austria, Participant may be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Specifically, if Participant is an Austrian resident and holds securities outside of Austria, reporting requirements will apply if the value of such securities meets or exceeds (i) €30,000,000 as of the end of any calendar quarter, or (ii) €5,000,000 as of December 31. Further, if Participant holds cash in accounts outside of Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts meets or exceeds €10,000,000. Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.

Brazil
Payment via Mandatory Cashless Exercise. Notwithstanding anything to the contrary in Section 4(d) of the Agreement, Participant may exercise the Options only by means of a Cashless Exercise whereby all of the Option Shares related to the Options being exercise shall be sold and Participant shall receive a cash payment in settlement of such exercised Options (for the sake of clarity, Participant shall not receive any actual Shares in connection with the Options being exercised). The Company reserves the right to eliminate the required use of the Cashless Exercise form of payment, in its sole discretion, and allow Participant to use another form of payment permitted under Section 4(d) of the Agreement.
Labor Law Policy and Acknowledgment. By accepting the Options, Participant agrees that (i) Participant is making an investment decision, (ii) any cash payment or Shares will be issued to Participant only if the vesting and exercise conditions are met and (iii) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to Participant.
Compliance with Law. By accepting the Options, Participant agrees to comply with applicable Brazilian laws and to report and pay applicable Tax-Related Items associated with the exercise of the Options or the subsequent sale of any Shares acquired under the Plan.
Foreign Asset/Account Reporting Information. If Participant is a resident or domiciled in Brazil, Participant may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is US$1 million or more but less than US$100 million, a declaration must be submitted annually. If the aggregate value exceeds US$100 million, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Tax on Financial Transactions (IOF). Payments to foreign countries, repatriation of funds into Brazil, and the conversion of BRL into USD associated with such fund transfers, may be subject to the Tax on Financial Transaction. It is Participant’s personal responsibility to comply with any applicable Tax on Financial Transaction arising from participation in the Plan. Participant should consult with Participant’s personal tax advisor for additional details.
Canada
No Payment via Existing Shares. Notwithstanding anything to the contrary in Section 4(d) of the Agreement, Participant may not exercise the Options by tendering existing Shares held by Participant as payment of the Option Price or any Tax-Related Items associated with the exercise of the Options.
Termination of Employment. For purposes of the Agreement, Participant’s employment or service will be considered terminated as of the earlier of: (a) the date Participant terminates employment; (b) the date Participant receives notice of termination; or (c) the date on which Participant is no longer actively employed by or actively providing services, regardless of any notice period or period of pay in lieu of such notice required under applicable law (including, but not limited to, statutory law, regulatory law and/or common law). The Committee shall have the exclusive discretion to determine when Participant’s employment or service is terminated for purposes of the Agreement (including whether Participant may still be considered to be providing service while on a leave of absence).
Securities Law Notification. Participant is permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such shares takes place outside of Canada through the facilities of a national securities exchange on which the shares are listed (i.e., The New York Stock Exchange).
English Language Consent for Participants in Quebec. To the extent Participant resides in Quebec, the parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Plan, Agreement and Appendix A»), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Foreign Asset/Account Reporting Information. Foreign property, including Shares and other rights to acquire Shares (e.g., Options), of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement), if the total cost of Participant’s foreign assets exceeds C$100,000 at any time during the year. The Options must be reported, generally at nil cost, if the C$100,000 threshold is exceeded because of other foreign property Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of such shares, ordinarily equal to the Fair Market Value of the shares at the time of acquisition, but if Participant owns other Shares, the ACB may have to be averaged with the ACB of the other shares. Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with Participant’s personal legal advisor for additional information about such obligations.
The following provisions will apply if Participant is a resident of Quebec:
French Language Documents. A French translation of the Agreement and certain other documents related to the Options will be made available to Participant as soon as reasonably practicable following

Participant's written request. Notwithstanding anything to the contrary in the Agreement, and unless Participant indicates otherwise, the French translation of this Agreement and certain other documents related to the Options will govern Participant’s participation in the Plan.
Documents en langue française. Une traduction française du présent Contrat et de certains autres documents liés aux Options sera mise à la disposition du Participant dès que raisonnablement possible suite à la demande écrite du Participant. Nonobstant toute disposition contraire de la Convention, et sauf indication contraire du Participant, la traduction française de la présente Convention et de certains autres documents liés aux Options régiront la participation du Participant au Plan.
Data Privacy Consent. The following provision supplements Section II (Data Privacy Consent) of this Appendix A:
Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information regarding the Options and Participant’s participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. Participant further authorizes the Company, its Subsidiaries, and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to disclose and discuss the Plan and Participant’s participation in the Plan with their advisors. Participant further authorizes the Company and its Subsidiaries to record information regarding the Options and Participant’s participation in the Plan and to keep such information in Participant’s personnel file. Participant acknowledges and agrees that Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, Participant also acknowledges and authorizes the Company, its Subsidiaries and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
China
Options Settled Locally Only in Cash. Notwithstanding anything in the Agreement or the Plan to the contrary, any exercised Options shall be settled solely by means of a cash payment made directly to Participant by the Employer in China. The grant of Options does not provide any right for Participant to receive Shares.
Czech Republic
Exchange Control Information. Proceeds from the sale of Shares acquired under the Plan may be held in a cash account abroad. Participant may be required to report the opening and maintenance of foreign accounts held abroad to the Czech National Bank (the “CNB”). Even in the absence of a request from the CNB, Participant may need to report (i) foreign direct investments with a value of CZK2,500,000 or more in the aggregate or (ii) other foreign financial assets with a value of CZK200,000,000 or more. Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.
France
Nature of Options. The Options are not granted under the French specific regime provided by Articles L. 225-177 to L. 225-186-1 of the French commercial code.
English Language Consent. The parties acknowledge that it is their express wish that the Plan, the Agreement and this Appendix A, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Plan, Agreement and Appendix A»), ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount. Participant personally is responsible for ensuring compliance with any applicable reporting obligations and should consult with Participant’s personal legal advisor for additional information about such obligations.
Foreign Asset/Account Reporting Information. French residents must report annually any Shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on a special Form N° 3916, together with Participant’s personal income tax return. Failure to report triggers a significant penalty. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Germany
Exchange Control Information. Cross-border payments (including related to proceeds realized upon the sale of Shares or from the receipt of any dividends paid on such Shares) and certain other transactions with a value in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In addition, Participant may be required to report to the Bundesbank the acquisition of Shares upon the exercise of the Options and/or if the Company withholds or sells Shares to cover Tax-Related Items, in either case if the Shares have a value in excess of €12,500. The report must be made by the 5th day of the month following the month in which the reportable event occurs. Participant personally must file the report with the Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and you own less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Italy
Payment via Mandatory Cashless Exercise. Notwithstanding anything to the contrary in Section 4(d) of the Agreement, Participant may exercise the Options only by means of a Cashless Exercise whereby all of the Option Shares related to the Options being exercise shall be sold and Participant shall receive a cash payment in settlement of such exercised Options (for the sake of clarity, Participant shall not receive any actual Shares in connection with the Options being exercised). The Company reserves the right to eliminate the required use of the Cashless Exercise form of payment, in its sole discretion, and allow Participant to use another form of payment permitted under Section 4(d) of the Agreement.
Plan Document Acknowledgment. In accepting the grant of Options, Participant acknowledges that Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Agreement. Participant further acknowledges that Participant has read and specifically and expressly approves the following Sections in the Agreement and Appendix A:
•Section 4 (Terms and Conditions)
•Section 5 (Wrongful Competition and Wrongful Solicitation)
•Section 6 (Confidential Information and Trade Secrets)
•Section 16 (Investment Representation)
•Section 18 (Entire Agreement; Language; Governing Law)
•Section 22(f) (Clawback Policy)
•Appendix A, Section I (Nature of Grant)
•Appendix A, Section I (Payment of Taxes)
•Appendix A, Section III (Data Privacy Notice)
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Foreign Asset Tax. The value of any Shares (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. Participant should consult Participant’s personal tax advisor for additional information on the foreign asset tax.
Mexico
Nature of Grant. The following provisions supplement Section I (Nature of Grant) of this Appendix A:
Acknowledgment of the Grant. In accepting the Options, Participant acknowledges that Participant has received a copy of the Plan and the Agreement, including this Appendix A, and that Participant has reviewed the Plan and the Agreement, including this Appendix A, in its entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix A. Participant further acknowledges that Participant has read and specifically and expressly approve the terms and conditions of Section I (Nature of Grant) of this Appendix A, in which the following is clearly described and established:
Participant’s participation in the Plan does not constitute an acquired right.
The Plan and Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis.
Participant’s participation in the Plan is voluntary.

Neither the Company nor any Subsidiary or Affiliate is responsible for any decrease in the value of the Options granted and/or the Shares issued under the Plan.
Securities Law Information. The Options and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico.  In addition, the Plan, the Agreement and any other document relating to the Options may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant's existing relationship with the Company and the Subsidiary in Mexico that employs Participant, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Subsidiary in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Labor Law Acknowledgment and Policy Statement. In accepting the Options, Participant expressly recognizes that the Company, with registered offices at 2366 Bernville Road, Reading, Pennsylvania 19605, United States of America, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is EnerSys de Mexico, S.A. de CV, Powersonic, S.A. de CV or Yecoltd, S de R.L. de CV (each, a “Mexican Subsidiary”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and Participant’s employer, a Mexican Subsidiary, and do not form part of the conditions of Participant’s employment and/or benefits provided by such Mexican Subsidiary, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that Participant’s participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time, without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve to himself or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or any benefits derived from the Plan; therefore, Participant grants a full and broad release to the Company, its shareholders, officers, agents, legal representatives, and subsidiaries with respect to any claim that may arise.
Reconocimiento de la subvención. Al aceptar el fuentes, el participante reconoce que el participante ha recibido una copia del plan y el acuerdo, incluyendo este apéndice a, y que el participante ha revisado el plan y el acuerdo, incluyendo este apéndice a, en su totalidad y comprender y aceptar plenamente todas las disposiciones del plan y del acuerdo, incluido el presente Apéndice A. El participante reconoce además que el participante ha leído y aprobado expresa y explícitamente los términos y condiciones de la sección I (naturaleza de la concesión) del presente apéndice a, en el que se describen y establecen claramente los siguientes:
(1) la participación del participante en el plan no constituye un derecho adquirido.
(2) el plan y la participación del participante en el plan son ofrecidos por la compañía sobre una base totalmente discrecional.
(3) la participación del participante en el plan es voluntaria.
(4) ni la compañía ni ningún subsidiario o afiliado es responsable de cualquier disminución

Reconocimiento de la ley laboral y declaración de política. Al aceptar el fuentes, el participante reconoce expresamente que la compañía, con domicilio social en 2366 BERNVILLE Road, Reading, Pennsylvania 19605, Estados Unidos de América, es el único responsable de la administración del plan y que el La participación del participante en el plan y la adquisición de acciones no constituye una relación de empleo entre usted y la empresa, ya que el participante participa en el plan de manera totalmente comercial y el único empleador del participante es EnerSys de México, s.a. de CV, PowerSonic, s.a. de CV o Yecoltd, S de R.L. de CV (cada una, una "filial mexicana"). Basándose en lo anterior, el participante reconoce expresamente que el plan y los beneficios que el participante puede derivar de la participación en el plan no establecen ningún derecho entre el participante y el empleador del participante, una filial mexicana, y no forman parte de las condiciones del empleo del participante y/o los beneficios proporcionados por dicha filial mexicana, y cualquier modificación del plan o su terminación no constituirá un cambio o deterioro de los términos y condiciones del Empleo.
El participante entiende además que la participación del participante en el plan es el resultado de una decisión unilateral y discrecional de la compañía; por lo tanto, la compañía se reserva el derecho absoluto de enmendar y/o suspender la participación del participante en el plan en cualquier momento, sin ninguna responsabilidad para con el participante.
Por último, el participante declara que el participante no se reserva a sí mismo ninguna acción o derecho de presentar reclamación alguna contra la compañía por cualquier indemnización o daño relacionado con cualquier disposición del plan o cualquier beneficio derivado del plan; por lo tanto, el participante otorga una liberación completa y amplia a la compañía, sus accionistas, oficiales, agentes, representantes legales y subsidiarias con respecto a cualquier reclamación que pueda surgir.
Poland
Exchange Control Information. If Participant maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, Participant will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a certain threshold (generally, EUR 15,000) into or out of Poland must be effected through a bank account in Poland. Finally, Participant is required to store all documents connected with any foreign exchange transactions that Participant engages in for a period of five years, as measured from the end of the year in which such transaction occurred. Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.
Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad are obligated to file quarterly reports with the National Bank of Poland incorporating information on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. Participant should consult with Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations Participant may have in connection with Participant’s participation in the Plan.
Singapore
Sale Restriction. Participant expressly agrees that any Shares received upon exercise of the Options will not be offered for sale or sold in Singapore prior to the six (6) month anniversary of the Date of Grant, unless such sale or offer in is made after pursuant to the exemption under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Information. The grant of the Options under the Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA and is not made with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore, and hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. Participant should note that the Options are subject to section 257 of the SFA and Participant will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Options in Singapore, unless such sale or offer is made (a) more than six months after the Date of Grant or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Director Notification Obligation. If Participant is a director, alternate director, substitute director or shadow director of the Company’s Singapore Subsidiary or Affiliate, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Subsidiary or Affiliate in writing when Participant receives an interest (e.g., Options or Shares) in the Company or any Subsidiary or Affiliate. This notification must be made (a) within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or Affiliate, or becoming a director, associate director or shadow director, whichever occurs last, and (b) upon any change in a previously disclosed interest (e.g., sale of Shares issued upon exercise and settlement of the Options).
South Africa
Payment of Taxes. The following provision supplements Section 1 (Payment of Taxes) of this Appendix A:
By accepting the Options, Participant agrees that, immediately upon exercise of the Options, Participant will notify the Employer of the amount of any taxable income realized. If Participant does not inform the Employer of the taxable income realized at exercise, and the Employer is subject to penalties or interest as a result of not being able to withhold Tax-Related Items, the Employer may recover any such penalty and interest amounts from Participant. In addition, if Participant fails to advise the Employer of the taxable income realized, Participant may be liable for a fine.
Securities Law Information. The grant of the Options and the Shares issued pursuant to the exercise of the Options are considered a small offering under Section 96 of the South Africa Companies Act, 2008 (Act No. 71 of 2008).
Exchange Control Information. If Participant is a resident of South Africa, the Options may be subject to exchange control regulations in South Africa. In particular, Participant may be required to obtain approval from the South African Reserve Bank for payments (including Shares received or cash payments made pursuant to the Options) that Participant receives into accounts based outside of South Africa (e.g., a U.S. brokerage account). Participant should consult with Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations Participant may have in connection with Participant’s participation in the Plan.
Sweden
Authorization to Withhold. The following provision supplements Section 1 (Payment of Taxes) of this Appendix A:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Agreement, by accepting the Options, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon exercise to satisfy Tax-Related Items, regardless of whether the Company and/or the

Employer have an obligation to withhold such Tax-Related Items, provided that such withholding would not, in the Company’s determination, result in adverse accounting consequences to the Company.
Switzerland
Securities Law Information. The Options are not intended to be publicly offered in or from Switzerland. Because the offer of the Options is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Options or the Plan (a) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
United Arab Emirates
Securities Law Information. The Plan is only being offered to qualified Employees and is in the nature of providing equity incentives to employees of the Company’s Subsidiary in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such Employees and must not be delivered to, or relied on by, any other person. Participant should conduct Participant's own due diligence on the Options being granted pursuant to the Agreement. If Participant does not understand the contents of the Plan and/or the Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. Further, the Ministry of the Economy and the Dubai Department of Economic Development have not approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
United Kingdom
Tax Withholding. The following provision supplements Section I (Payment of Taxes) of this Appendix A:
Participant expressly agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer and/or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) and the indemnification of the Company and the Employer is viewed as a loan, Participant will be ineligible for such a loan to cover income tax. In the event that Participant is a director or executive officer and income taxes are not collected from or paid by Participant within ninety (90) days after the end of the tax year in which the event giving rise to the income tax obligation arose, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant acknowledges that Participant will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) for any employee NICs due on this additional benefit which may be recovered from Participant by the Company or the Employer at any time thereafter by any of the means referred to herein.
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